Chemtura

Press Release

Contacts:

Media:	Mary Ann Dunnell	203-573-3034
Investors:	Stephen Forsyth	203-573-3863

Chemtura Completes Divestiture of EPDM Business; Reports Progress on Restructuring Initiative

MIDDLEBURY, CT – June 29, 2007 – Chemtura Corporation (NYSE: CEM) today announced the completion of the sale of its EPDM business, the Celogen® foaming agents associated with the rubber industry, and its Geismar, Louisiana facility to an affiliate of Lion Chemical Capital, Lion Copolymer, LLC. Chemtura will account for the transaction in its second quarter financial results. Proceeds are being used to reduce debt that was incurred to fund the recent acquisition of specialty lubricant producer Kaufman Holdings.

“This transaction represents significant progress in our ongoing portfolio refinement plan,” said Chemtura Chairman and CEO Robert L. Wood. “We are pleased to be transferring the business to a buyer who is interested in growing it, which should benefit both customers and employees.

“We want to thank the employees affected by this transaction, as well as our colleagues from around the world who are leaving Chemtura as a result of our global restructuring initiative, for their many contributions to our company. Our restructuring initiative is progressing well; we will be reporting on it in more detail when our second quarter results are reported on August 2.”

Substantially all of the 195 employees affected by the transaction are expected to transfer to the purchaser or one of their agents. Revenues for 2006 of the businesses being sold were approximately $185 million.

Chemtura Corporation, with 2006 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.